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                                                                    EXHIBIT 10.3

                                  May 14, 2001

Ms. Eileen M. Rudden
32 Arlington Street
Cambridge, MA  02140


Dear Eileen:

         This letter agreement (the "Agreement") confirms the agreement that we have reached regarding your resignation from your employment and all offices you hold with FairMarket Inc. (the "Company") and its related and affiliated entities.

         This Agreement details the offer and, if signed, will confirm the agreement that we have reached regarding your separation from employment with the Company. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release the Company from any claims that you may have against it or any related individuals, and to permit you to receive your separation pay and related benefits.

         If you agree to this Agreement, you acknowledge that you are entering into the Agreement voluntarily. It is customary in employment separation agreements that provide for severance pay for the departing employee to release the employer from any possible claim, even if the employer believes, as is the case here, that no such claims exist. You understand that you are giving up your right to bring any and all possible legal claims against the Company. Neither the Company nor you want your employment relationship to end with a legal dispute. By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you. To the contrary, the Company's willingness to enter into this Agreement demonstrates that it is continuing to deal with you fairly and in good faith.


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Ms. Eileen M. Rudden
May 14, 2001
Page 2


         With those understandings and in exchange for the promises set forth below, you and the Company agree as follows:

         1.       SEPARATION.

                  You hereby confirm your resignation from your offices of President, Chief Executive Officer and Director of the Company as of Monday, May 14, 2001 (the "Separation Date"). You also hereby confirm your separation from the Company as an employee effective as of the Separation Date and your resignation from any and all other employment and offices that you may hold with the Company as of the Separation Date. You also agree to withdraw as a candidate for election as a Class I Director which was to be submitted for a vote of stockholders at the Company's Annual Meeting of Stockholders on May 23, 2001. Said resignations and withdrawal are hereby accepted by the Company (your separation as an employee and your resignation from your offices shall be referred to hereinafter as the "Separation"). The Company will pay you all base salary and all accrued but unused vacation time through your Separation Date. This Agreement will automatically terminate and be of no further force or effect should you not resign from your offices of the Company on the Separation Date.

                  You acknowledge your ineligibility for rehire. You agree that you will not knowingly apply for or otherwise seek or accept employment or serve or seek to serve as a consultant or independent contractor at any time with the Company or any of the Company's affiliated or related entities. You acknowledge and agree that your forbearance to seek future employment as just stated is purely contractual and in no way involuntary, discriminatory or retaliatory.

         2. SEVERANCE AND BENEFITS. You acknowledge that the Agreement Concerning Termination of Employment, Severance Pay and Related Matters between you and the Company, dated February 26, 2001 (the "Employment Agreement") shall be of no further force and effect, and the vesting and exercise provisions of the Incentive Stock Option Certificates under the FairMarket, Inc. 2000 Stock Option and Incentive Plan, dated September 11, 2000 and January 17, 2001 (the "Stock Option Certificates"), shall be modified as set forth in Paragraph 2(b) below. The following terms are hereby instituted to provide terms relatively comparable to those that would be available under the Employment Agreement and Stock Option Certificates as if you had been terminated without cause under the Employment Agreement.

                  a. SEVERANCE PAYMENT. The Company shall pay $200,000 to you in one lump sum payment as a severance payment.

                  b. STOCK OPTIONS. The vesting of your existing stock options to purchase the Company's common stock shall accelerate and become exercisable upon the Separation Date as


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Ms. Eileen M. Rudden
May 14, 2001
Page 3

follows: (a) 337,500 shares of the 900,000 shares granted on September 11, 2000;
(b) no shares of the 50,000 shares granted on January 17, 2001 and (c) 112,500 shares of the 225,500 shares granted on January 17, 2001. You shall have until November 14, 2002 to exercise these stock options. You hereby acknowledge and understand that the exercise of these stock options after August 14, 2001 will disqualify these stock options for treatment as incentive stock options under the Internal Revenue Code.

         c. BENEFITS CONTINUATION. For twelve (12) months from the Separation Date, you may continue to participate in the group health and dental insurance plans of the Company in which, and to the same extent as, you are currently participating, with the full cost of the regular premium for such benefit paid by the Company; PROVIDED, that nothing in this Paragraph shall be construed to affect you or your beneficiaries' rights thereafter to receive continuation coverage for an additional six-month period thereafter to the extent authorized by and consistent with 29 U.S.C.
Section 1161, ET SEQ. (commonly known as "COBRA") and applicable group health and dental plan terms, entirely at your own cost after your right to benefit continuation ends under this Paragraph. Notwithstanding the foregoing, your right to such participation shall cease if you become ineligible for continuation coverage under COBRA. You shall promptly notify the Company if you become eligible for coverage under other group health or dental insurance plans during the twelve (12) month period following the Separation Date.

                  d. OTHER BENEFITS OR COMPENSATION. Except as expressly provided above, your eligibility to participate in any of the Company's respective employee benefit plans and programs ceases on or after the Separation Date in accordance with the terms and conditions of each of those benefit plans and programs, and your rights to accrued benefits, if any, under any such employee benefit plans and programs as of the Separation Date are governed by the terms and conditions of each of those employee benefit plans and programs which are incorporated herein by reference. You acknowledge that you received your base salary and all other compensation due to you through the Separation Date.

         3.       GENERAL RELEASE OF CLAIMS.

                  (a) GENERAL RELEASE OF CLAIMS BY YOU. In consideration of the compensation and benefits provided in Paragraph 2 above, you voluntarily and irrevocably release and discharge the Company, its related or affiliated entities, and its respective predecessors, successors, and assigns, and the current and former officers, directors, shareholders, employees, and agents of each of the foregoing (any and all of which are referred to as "Releasees") generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts, known or unknown ("Claims") of any name and nature, including, without limitation, those that relate in any manner to your employment with or termination of employment from the Company, which you have, claim to have, ever had, or ever claimed to have had against any of


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Ms. Eileen M. Rudden
May 14, 2001
Page 4

the Releasees through the date on which you execute this Agreement. This general release of Claims includes, without implication of limitation, a release of all Claims for or related to: your employment, the compensation provided to you by the Company; your resignations as described in Paragraph 1; wrongful or constructive discharge; breach of contract; breach of any implied covenant of good faith and fair dealing; tortious interference with advantageous relations; intentional or negligent misrepresentation, fraud or deceit; infliction of emotional distress, and unlawful discrimination under the common law or any statute (including, without implication of limitation, the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act or Mass. G.L. c.151B). You also waive any Claim for reinstatement, severance (except as expressly provided in this Agreement), incentive or retention pay, attorney's fees, or costs, relating to the above waived Claims; PROVIDED, however, that nothing in this general release shall be construed to bar or limit your on-going rights, if any, to indemnification subject to and in accordance with the terms of the Amended and Restated By-Laws of the Company or as otherwise might exist under applicable law, or to enforce your rights under this Agreement.

                  (b) GENERAL RELEASE OF CLAIMS BY THE COMPANY. The Company hereby irrevocably and unconditionally releases, acquits and forever discharges you from any and all Claims of any name and nature that the Company now has, owns, or holds or claims to have, own, or hold or that the Company at any time had, owned, or held, or claimed to have had, owned, or held against you. This general release of Claims includes, without implication of limitation, a release of all Claims related to your performance of your responsibilities as an employee of the Company. Notwithstanding the foregoing, the Company does not release you from any civil Claims based on conduct that would constitute a criminal offense; PROVIDED, however, that I represent that I have no knowledge of any basis for the Company to assert any such Claim against you. This general release of Claims shall not be construed to affect the Company's right to enforce this Agreement.

         4.       CONFIDENTIAL INFORMATION.

                  You shall at all times keep in confidence and trust all Confidential Information and shall not reveal any Confidential Information. "Confidential Information" means information concerning the Company that you are aware has been treated as confidential by the Company and that is of value to the Company. Confidential Information includes, without implication of limitation, trade secrets, confidential personnel information, confidential revenue sales, or earnings information, confidential business relationships, and confidential business plans and strategies and development and marketing plans.

         5.       RETURN OF PROPERTY.


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Ms. Eileen M. Rudden
May 14, 2001
Page 5


                  All documents, records, material and all copies of any of the foregoing pertaining to Confidential Information, and all software, equipment, and other supplies, whether or not pertaining to confidential information, that have come into your possession or been produced by you in connection with your employment ("Property") have been and remain the sole property of the Company. You hereby confirm that you have returned all Property to the Company.

         6.       NONDISPARAGEMENT.

                  You agree not to take any action or make any statement, written or oral, which disparages the Company, its respective officers, or management and business practices, or which disrupts or impairs the Company's normal operations. The Company shall instruct its respective directors and officers who receive a copy of this Agreement not to take any action or make any statement, written or oral, which disparages or criticizes you or your management and business practices. The provisions of this Paragraph 6 shall not apply to any truthful statement required to be made by you or the Company, as the case may be, in any legal proceeding, required filing under the securities laws, or pursuant to any governmental or regulatory investigation.

         7.       ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  As a material inducement to the Company to enter into this Agreement, you represent, warrant and covenant that: (a) you have not assigned to any third party any claim released by this Agreement; and (b) you have not heretofore filed with any agency or court any claim released by this Agreement.

         8.       FURTHER ASSURANCES.

                  Upon the terms and subject to the conditions herein provided, each of the signatories hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         9.       EXCLUSIVITY.

                  This Agreement sets forth all the consideration to which you are entitled by reason of the Separation, and you shall not be entitled to or eligible for any payments or benefits under any other severance, equity, bonus, retention or incentive policy, arrangement or plan of the Company.

         10.      TAX MATTERS.

                  The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to


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Ms. Eileen M. Rudden
May 14, 2001
Page 6


compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.


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Ms. Eileen M. Rudden
May 14, 2001
Page 7


         11.      CONSENT TO JURISDICTION.

                  To the extent that any court action is permitted consistent with or to enforce this Agreement, the signatories hereby consent to the jurisdiction of the state and federal courts in Massachusetts. Accordingly, with respect to any such court action, the parties hereto (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

         12.      NOTICES, ACKNOWLEDGMENTS AND OTHER TERMS.

                  a. This Agreement is a legally binding document. Provided that you do not revoke this Agreement in accordance with this Paragraph 12, your signature will commit you to the terms of this Agreement. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

                  b. You acknowledge and agree that the Company's promises in this Agreement constitute consideration in addition to anything of value to which you are otherwise entitled by reason of your separation from employment.

                  c. You acknowledge that you have been given the opportunity, if you so desire, to consider this Agreement for twenty-one (21) days before executing it. If not signed by you and returned to the Chief Financial Officer of the Company so that it is received by close of business on the twenty-second (22nd) day after your receipt of the Agreement, this Agreement will not be valid. In addition, if you breach any of the conditions of the Agreement within the twenty-one (21) day period prior to execution of this Agreement, the offer of this Agreement will be withdrawn and your execution of the Agreement will not be valid. In the event that you execute and return this Agreement within twenty-one (21) days or less of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this letter agreement for the entire twenty-one (21) day period. The Company acknowledges that for a period of seven (7) days from the date of the execution of this Agreement, you shall retain the right to revoke this Agreement by written notice delivered to the Chief Financial Officer of the Company before the end of such period, and that this Agreement shall not become effective or enforceable until the expiration of such revocation period (the "Effective Date").

                  d. By signing this Agreement, you acknowledge that you are doing so voluntarily and knowingly, fully intending to be bound by this Agreement. You also acknowledge that you are not relying on any representations by the Company or any other representative of the Company concerning the meaning of any aspect of this Agreement. You understand that this Agreement shall not in any way be construed as an admission by the Company of any liability or any act of wrongdoing whatsoever by the

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Ms. Eileen M. Rudden
May 14, 2001
Page 8


Company against you and that the Company specifically disclaims any liability or wrongdoing whatsoever against you on the part of itself and its respective officers, directors, shareholders, employees and agents. You understand that if you do not enter into this Agreement and bring any claims against the Company, the Company will dispute the merits of those claims and contend that it acted lawfully and for good business reasons with respect to you.

                  e. In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company.

                  f. The laws of the Commonwealth of Massachusetts will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement, without regard to its conflicts of laws principles.

                  g. In the event that any provision or portion of a provision of this Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible and the illegal, invalid or unenforceable provision or portion of a provision will be amended by a court of competent jurisdiction to reflect the signatories' intent if possible. If such amendment is not possible, the illegal, invalid or unenforceable provision or portion of a provision will be severed from the remainder of this Agreement and the remainder of this Agreement shall be enforced to the fullest extent possible as if such illegal, invalid or unenforceable provision or portion of a provision was not included.

                  h. This Agreement may be modified only by a written agreement signed by an authorized representative of the Company and all of the other parties hereto.

                  i. This Agreement constitutes the entire agreement between the signatories hereof and supersedes all prior agreements between the parties. Notwithstanding the foregoing, the parties intend that all provisions of the Agreement Regarding Inventions, Confidentiality and Non-Competition, dated September 11, 2000, remain in full force and effect and that the parties shall retain their rights and obligations under the FairMarket, Inc. 2000 Stock Option and Incentive Plan and the Stock Option Certificates as modified in Paragraph 2 of this Agreement.

                  j. This Agreement shall be binding upon each of the signatories and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

                  k. You will not disclose the fact or terms of this Agreement to anyone except to your counsel, your financial advisors, and members of your immediate family until the Company makes public disclosure of the fact and terms of this Agreement.

                  l. From and after the Separation Date, the Company acknowledges that you will no longer be subject to the Company's insider trading policy. However, you will continue to


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Ms. Eileen M. Rudden
May 14, 2001
Page 9


be subject to insider trading liability if you trade in the Company's stock while you are in the possession of material nonpublic information concerning the Company, regardless of when the trade occurs. Therefore, you should not trade in the Company's stock at any time that you are in possession of material nonpublic information regarding the Company.

                  m. As a former director and officer of the Company, you are subject to short-swing profit liability under Section 16(b) of the Securities Exchange Act of 1934, and you are required to file Forms 4 and 5 under Section 16(a) of that Act, for a period of six months beginning on the date of the last "opposite way" transaction in the Company's stock that was not exempt from Section 16(b) and that was effected while you were a director or officer of the Company.

                  n. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.



                            [SIGNATURE PAGES FOLLOW]


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         If you agree to these terms, please sign and date below and return this
Agreement to the Chief Financial Officer of the Company. You are advised to consult with an attorney before signing this Agreement.

                                        Sincerely,

                                        FAIRMARKET, INC.


                                        By: /s/ Janet Smith
                                            ------------------------------------
                                            Name: Janet Smith
                                            Title: CFO

Accepted and agreed to:



/s/ Eileen M. Rudden                    May 14, 2001
-------------------------------         -----------------------------------
Eileen M. Rudden                                 Date